Exhibit 8.2

OPINION OF BLACKWELL SANDERS PEPER MARTIN LLP

January 16, 2007

Advanced BioEnergy, LLC

10201 Wayzata Boulevard, Suite 250

Minneapolis, Minnesota 55305

Dear Ladies and Gentlemen:

We have acted as counsel to Heartland Producers, LLC, a South Dakota limited liability company (the “Company”), in connection with the preparation and filing by Advanced BioEnergy, LLC (“ABE”) of a registration statement on Form S-4, as amended (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) in connection with (i) the combination of Heartland Grain Fuels, L.P. (“HGF”) with ABE pursuant to which the Company will receive $7,794,124 in cash and 1,228,547 limited liability company units of ABE in exchange for all of the partnership interests of HGF and the common stock of Dakota Fuels, Inc. owned by the Company, and (ii) the subsequent distribution by the Company of substantially all of such consideration to the members of the Company (the “HP Transaction”).

In connection with the preparation of our opinion confirmed below, we have examined such documents and other materials as we have deemed appropriate, including the Registration Statement filed by ABE with the Commission as of the date hereof in respect of the HP Transaction.  Our opinion assumes (i) the accuracy of the statements, facts and information contained in the Registration Statement and other materials examined by us, and (ii) the consummation of the HP Transaction in the manner contemplated by, and in accordance with the terms set forth in, the Registration Statement.

Based upon and subject to the foregoing, we confirm our opinion set forth in the Registration Statement under the caption “Proposal 1: The HP Transaction — Material United States Federal Income Tax Consequences of the HP Transaction” (subject to the limitations, qualifications and assumptions set forth therein).

Our opinion expresses our view only as to U.S. federal income tax laws in effect as of the date hereof.  The authorities on which our opinion relies are subject to change.  Nevertheless, by rendering our opinion we undertake no responsibility to advise you of any change in U.S. federal income tax laws or the application or interpretation thereof that could affect our opinion.

We hereby consent to the filing of our opinion as an exhibit to the Registration Statement.  By giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BLACKWELL SANDERS PEPER MARTIN LLP